Exhibit 99.4

CONSENT OF FRED S. ZEIDMAN

I have agreed to serve as a director of Straight Path Communications Inc. effective upon the spin-off and hereby consent to the inclusion of my name and biographical information as a director nominee in the registration statement on Form 10 of Straight Path Communications Inc. and the related Information Statement attached as an exhibit thereto.

/s/ Fred S. Zeidman
Fred S. Zeidman

May 2, 2013